Exhibit 10.15
AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT
ARADIGM CORPORATION
January 26, 2005

Table Of Contents

1. AGREEMENTS OF THE PARTIES	1
1.1 Definitions	1
1.2 Amendment and Restatement of Purchase Agreement	1
1.3 “Market Stand-Off” Agreements	2
1.4 Public Offering Lock-Up	3
1.5 Demand Registration	3
2. REPRESENTATIONS AND WARRANTIES OF THE PARTIES	4
2.1 Legal Power	4
2.2 Due Execution	4
3. COVENANTS OF ARADIGM	4
3.1 Access to Information	4
3.2 Delivery of Certain Information	5
4. COVENANTS OF NOVO NORDISK	6
4.1 Voting Agreement	6
5. MISCELLANEOUS	6
5.1 Governing Law	6
5.2 Successors and Assigns	6
5.3 Entire Agreement	7
5.4 Severability	7
5.5 Amendment and Waiver	7
5.6 Delays or Omissions	7
5.7 Notices, etc.	7
5.8 Information Confidential	8
5.9 Specific Performance	9
5.10 Titles and Subtitles	9
5.11 Counterparts	9

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT
     This Amended and Restated Stock Purchase Agreement (the “Agreement”) is made and entered into as of January 26, 2005, by and among Aradigm Corporation, a corporation duly organized and existing under the law of the State of California (“Aradigm”), Novo Nordisk A/S, a company organized and existing under the Law of Denmark (“Novo Nordisk”) and Novo Nordisk Pharmaceuticals, Inc. a corporation duly organized and existing under the law of the State of Delaware (“Novo Nordisk Pharmaceuticals, Inc.”).
Recitals
     WHEREAS, pursuant to a Stock Purchase Agreement dated as of June 2, 1998 by and between Aradigm and Novo Nordisk, Novo Nordisk purchased 1,020,612 shares (the “Initial Shares”) of Aradigm’s Common Stock, no par value (the “Common Stock”);
     WHEREAS, pursuant to a Stock Purchase Agreement dated as of October 22, 2001 by and between Aradigm and Novo Nordisk Pharmaceuticals, Inc. (the “Purchase Agreement”), Novo Nordisk Pharmaceuticals, Inc. purchased 6,847,757 shares of Common Stock (together with the Initial Shares, the “Shares”);
     WHEREAS, Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc., a corporation duly organized and existing under the law of the State of Delaware (“Novo Nordisk Delivery Technologies, Inc.”) entered into a Restructuring Agreement dated as of September 28, 2004 (the “Restructuring Agreement”); and
     WHEREAS, it is a precondition to performance on the part of Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. of their respective obligations under the Restructuring Agreement that Aradigm, Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. amend and restate the Purchase Agreement.
     NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Agreements of the Parties
     1.1 Definitions. All capitalized terms used herein but not defined herein shall have the meanings set forth in the Restructuring Agreement.
     1.2 Amendment and Restatement of Purchase Agreement. The Purchase Agreement is hereby amended and restated in its entirety. Aradigm and Novo Nordisk Pharmaceuticals, Inc. agree to accept the rights and obligations contained in this Agreement in lieu of their rights and obligations under the Purchase Agreement.

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     1.3 “Market Stand-Off” Agreements.
          (a) Subject to Section 1.3(b), Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. hereby agree that prior to the earlier of (i) First Marketing (as such term is defined under the Amended and Restated License Agreement dated as of the date hereof by and between Aradigm and Novo Nordisk Delivery Technologies, Inc. (the “Amended and Restated License Agreement”) in the Territory (as such term is defined under the Amended and Restated License Agreement), (ii) the acquisition of, or the commencement of a tender offer acceptance of which is recommended by Aradigm’s Board of Directors for, all or substantially all of the outstanding Common Stock by a third party other than Common Stock beneficially owned by such third party, (iii) the termination by Aradigm or Novo Nordisk of the Amended and Restated License Agreement, (iv) the filing by Aradigm of a voluntary petition for bankruptcy protection (or the filing of an involuntary petition that is not dismissed or withdrawn within 60 days after it is filed), (v) the initiation by Aradigm of an assignment for the benefit of creditors or other similar insolvency proceeding, (vi) the cessation of all of Aradigm’s business activities, (vii) a judicial or other governmental determination of the insolvency of Aradigm, (viii) the occurrence of a material change in Aradigm’s business activities that is incompatible with accepted ethical standards within the pharmaceutical industry, and (ix) January 1, 2009 (the “Market Stand-Off Period”), neither of them shall, directly or indirectly, sell, offer to sell, contract to sell, pledge, grant any option for sale or purchase of, agree to sell or otherwise transfer or dispose of any of the Shares. Aradigm may impose stop-transfer instructions with respect to the Shares until the end of the Market Stand-Off Period.
          (b) Notwithstanding the restrictions set forth in Section 1.3(a), Novo Nordisk and/or Novo Nordisk Pharmaceuticals, Inc. may sell the Shares in any sale, transfer or other disposition made to an Affiliate of Novo Nordisk that agrees to be bound by the provisions of this Agreement. In addition, Novo Nordisk and Novo Nordisk Pharmaceuticals may (i) no later than six (6) months after the completion of any transaction or series of related transactions in which holders of Common Stock other than Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. have transferred in excess of thirty percent (30%) of the outstanding Common Stock (all such shares of Common Stock that are so transferred being referred to as the “Transferred Shares”) to a third party, transfer up to the number of shares then held by Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. multiplied by a fraction, the numerator of which shall be the total number of Transferred Shares and the denominator of which shall be the total number of shares of Common Stock held by shareholders other than Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. and (ii) sell, offer to sell, contract to sell, pledge, grant any option for sale or purchase of, agree to sell or otherwise transfer and/or dispose of some or all of the Shares to employees of Novo Nordisk Delivery Technologies, Inc. pursuant to the arrangements contemplated in the offer letters delivered to the Development Program Employees (as such term is defined in the Restructuring Agreement) on or prior to the Closing Date, the option grants contemplated therein and delivery of Shares in connection with the exercise of any such options or pursuant to such other equity incentive plans or arrangements as may be approved by Aradigm, such approval not to be unreasonably withheld or delayed. Aradigm will lift the stop-transfer instructions with respect to any of the Shares transferred pursuant to arrangements set forth in (i) and (ii) above.

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     1.4 Public Offering Lock-Up. In addition, Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. hereby agree that during the time period recommended by a nationally-recognized underwriter not to exceed one hundred eighty (180) days following the effective date of a registration statement of Aradigm filed under the 1933 Act, to the extent requested by such underwriter, neither Novo Nordisk nor Novo Nordisk Pharmaceuticals, Inc. shall sell or otherwise transfer or dispose of the Shares at any time during such period (except for any Shares included in such registration or any sale, transfer or other disposition of any Shares made to an Affiliate of Novo Nordisk that agrees to be bound by the provisions of this Agreement); provided, that:
          (a) Such agreement shall be applicable only to registration statements of Aradigm which cover Common Stock (or other securities) to be sold on its behalf to the public;
          (b) Such agreement shall be applicable only if Novo Nordisk (together with its Affiliates) holds at least five percent (5%) of the Common Stock then outstanding; and
          (c) All officers and directors of Aradigm and any other stockholders owning at least five percent (5%) of the Common Stock then outstanding (excluding stockholders that acquired their positions in the public market) enter into similar agreements.
During the period in which this Section 1.4 remains in effect, if Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. are requested to enter into such a lock-up agreement in connection with a public offering of Common Stock in which any other shareholders of Aradigm are allowed to sell shares held by them, Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. shall have a “piggyback” right at their option to include shares of Common Stock then held by them in such offering on a pro rata basis with such other selling shareholders.
     1.5 Demand Registration. If at any time after the Market Stand-Off Period Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. desire to effect the registration on Form S-3 or other applicable form under the 1933 Act of any of the Shares owned by them or any of their Affiliates (“Registrable Shares”), they may make one (1) written request (the “Demand Request”) that Aradigm effect such registration; provided that such request is made no earlier than (i) sixty (60) days prior to the expiration of the Market Stand-Off Period or (ii) sixty (60) days prior to the expiration of any “lock-up” period required of Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. by the underwriters in connection with a public offering by Aradigm. The Demand Request will specify the number of Registrable Shares proposed to be sold and will also specify the intended method of disposition thereof. Upon receipt of such Demand Request, Aradigm shall, at its own expense (which expense shall include all fees and expenses of counsel, public accountants or other advisors or experts retained by Aradigm, all reasonable fees and expenses of counsel for Novo Nordisk, Novo Nordisk Pharmaceuticals, Inc. and their Affiliates (which counsel shall be selected by Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc.) in an amount which shall not exceed fifty thousand dollars ($50,000), all filing fees, all fees and expenses incurred to comply with blue sky or other securities laws, all printing expenses and all internal expenses of Aradigm, but shall not include underwriting fees, discounts or commissions attributable to the sale of the Registrable Shares, out-of-pocket expenses of Novo Nordisk, Novo Nordisk Pharmaceuticals, Inc. or any of their Affiliates, transfer taxes or the fees and expenses of underwriter’s counsel) prepare and file with the SEC a registration statement on Form S-3 or

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other applicable form (the “Resale Registration Statement”) under the 1933 Act to provide for the resale by Novo Nordisk, Novo Nordisk Pharmaceuticals, Inc. and their Affiliates of the number of Registrable Shares specified in the Demand Request. In the event Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. deliver to Aradigm a Demand Request prior to the end of a Market Stand-Off Period or a “lock-up” period, Aradigm shall use its reasonable efforts to file and cause the Resale Registration Statement to be effective prior to the expiration of such Market Stand-Off Period or “lock-up” period, as the case may be. In all other cases, Aradigm will use its reasonable efforts to cause the Resale Registration Statement to be filed and become effective as soon as reasonably practicable after receipt of the Demand Request. Aradigm shall cause the Resale Registration Statement filed pursuant to this Section 1.4 to remain effective for no less than six (6) months (or, if earlier, until the date all of the Registrable Shares covered by the Resale Registration Statement have been sold); provided, however, Aradigm may suspend the use of, or delay the effective date of, any Resale Registration Statement by giving written notice to the sellers identified therein, if Aradigm shall have determined, in its good faith reasonable judgment, that such suspension or delay in the effective date of the Resale Registration Statement is advisable because the filing or effectiveness of the Resale Registration Statement would be detrimental to Aradigm and its shareholders; and provided further that Aradigm suspends the use of or delays the effective date of all other registration statements of Aradigm that register the securities of Aradigm being or to be resold by the holders thereof. Any suspension or delay in the effective date of the Resale Registration Statement by Aradigm pursuant to this Section 1.4 shall be for the shortest reasonable period of time (but shall not exceed one hundred twenty (120) days).
2. Representations And Warranties Of the Parties
     Aradigm, Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc., each hereby represents and warrants as follows:
     2.1 Legal Power. It has the requisite legal power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.
     2.2 Due Execution. This Agreement has been duly authorized, executed and delivered by it, and, upon due execution and delivery by it, this Agreement will be a valid and binding agreement of it.
3. Covenants of Aradigm
     3.1 Access to Information. So long as Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc., together with their Affiliates, own at least five percent (5%) of the Common Stock outstanding, Aradigm will afford promptly to Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. and their authorized agents reasonable access to the properties, books, records, employees and auditors of Aradigm to the extent reasonably related to their holding of shares of Common Stock. Without limiting the generality of the foregoing, Aradigm agrees to make its auditors and appropriate employees available to Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. to discuss the accounting practices and policies of Aradigm with respect to certain items in order to allow Novo Nordisk to properly account for such items in its books and records as may be necessary.

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     3.2 Delivery of Certain Information.
          (a) So long as Novo Nordisk is required to report its share of Aradigm’s earnings or loss from its investment in Aradigm under the equity method of accounting, Aradigm shall cause to be prepared and delivered to Novo Nordisk the following information, which, in the case of financial information, shall be prepared in accordance with GAAP consistently applied:
               (i) no later than thirty (30) Business Days after the end of each fiscal month, an unaudited consolidated balance sheet of Aradigm as of the end of such fiscal month and the related unaudited consolidated statements of income and cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such month, and where Aradigm prepares such financial information, setting forth in comparative form the figures for the corresponding periods in the previous fiscal year for the periods in such fiscal year and providing corresponding information indicating the total number of shares of Common Stock issued and outstanding, the total number of shares of Common Stock issuable upon exercise of issued and outstanding incentive stock options, the total changes reflected in the consolidated statements of income due to the grant or exercise of incentive stock options (if any) and a summary narrative explaining the reason for and the financial impact of changes in accounting principles having a material impact on Aradigm’s operations (if any); provided that if Aradigm believes that the financial information required to be delivered to Novo Nordisk pursuant to this Section 3.2(a) will not be available for delivery within the time prescribed by this Section 3.2(a), then Aradigm shall (i) promptly (but in no event later than thirty (30) Business Days after the end of the relevant fiscal month) deliver to Novo Nordisk an estimated unaudited consolidated balance sheet of Aradigm as of the end of such fiscal month and the related estimated unaudited consolidated statements of income and cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such month (in each case clearly indicating that such financial information represents estimates) and (ii) deliver to Novo Nordisk the final version of such financial information no later than five (5) Business Days after Aradigm prepares the final version of the estimated financial information;
               (ii) within ten (10) days of receipt, any notice or other communication from any lender, bank or other person to whom Aradigm is indebted, alleging the existence of any facts or circumstances that, individually or in the aggregate, constitute or with the passing of time would constitute, a default under, or give rise to any termination, cancellation or acceleration of any right or obligation of Aradigm or to a loss of any benefit to which Aradigm is entitled under any provision of any note, loan, credit or similar instrument or agreement; and
               (iii) no later than April 30, July 31, October 31, and January 31 of each calendar year in which Novo Nordisk is required to report its share of Aradigm’s earnings or loss from its investment in Aradigm under the equity method of accounting, a condensed forecasted statement of income representing one (1) quarterly forecast for a three (3) month period only once every three (3) months.
          (b) Novo Nordisk promptly shall deliver written notification to Aradigm at such time when Novo Nordisk is no longer required to report its share of Aradigm’s earnings or loss from its investment in Aradigm under the equity method of accounting.

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4. Covenants of Novo Nordisk
     4.1 Voting Agreement.
          (a) Novo Nordisk agrees that at each election of directors of Aradigm in which the shareholders are entitled to elect directors of Aradigm, neither Novo Nordisk nor any of its Affiliates that holds Shares will nominate, or vote any shares of Common Stock so as to elect, any person who is employed by Novo Nordisk or any of its Affiliates, including without limitation any of their respective current and past directors and officers, and current employees, advisors and sales agents. Except as expressly set forth in this Section 4.1(a), nothing in this Agreement shall restrict or otherwise limit the rights of Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. to vote Shares held by them in their discretion on any matters to be voted upon by the shareholders of Aradigm.
          (b) Subject to Section 4.1(c), Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. acknowledge that each certificate representing the Shares will be endorsed with the following restrictive legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO ARADIGM CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
          (c) The provisions of Sections 4.1(a) and (b) shall not be binding upon successors in interest to any of the Shares who are not Affiliates of Novo Nordisk.
          (d) Aradigm agrees to remove the legend set forth in Section 4.1(b) from any Shares (i) held by Novo Nordisk or any of its Affiliates upon the expiration of the Market Stand-Off Period or (ii) that are transferred or otherwise disposed of by Novo Nordisk or any of its Affiliates to a third party that is not an Affiliate of Novo Nordisk in compliance with the terms and conditions of this Agreement.
5. Miscellaneous.
     5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.
     5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs,

6.

executors, and administrators of the parties hereto; provided that, any third party that is not an Affiliate of Novo Nordisk to whom any Shares are transferred in compliance with the terms and conditions of this Agreement shall not be bound by the terms and conditions of this Agreement. The foregoing notwithstanding, no party may assign its rights or obligations hereunder to any other person, except that Novo Nordisk or Novo Nordisk Pharmaceuticals, Inc. may assign its rights hereunder to one or more Affiliates of Novo Nordisk; provided, that such Affiliate(s) agree to be bound by the provisions of this Agreement.
     5.3 Entire Agreement. This Agreement, together with the Restructuring Agreement and the other agreements described therein, constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written with respect to the subject matter hereof.
     5.4 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     5.5 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of Aradigm, Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. Any amendment or waiver effected in accordance with this Section shall be binding upon Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc., each future holder of the Shares, and Aradigm.
     5.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Novo Nordisk, Novo Nordisk Pharmaceuticals, Inc. or any subsequent holder of any Shares upon any breach, default or noncompliance of Aradigm under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on Novo Nordisk’s or Novo Nordisk Pharmaceuticals, Inc.’s part of any breach, default or noncompliance under this Agreement or any waiver on Novo Nordisk’s or Novo Nordisk Pharmaceuticals, Inc.’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing, and that all remedies, either under this Agreement, by law, or otherwise afforded to Novo Nordisk or Novo Nordisk Pharmaceuticals, Inc., shall be cumulative and not alternative.
     5.7 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (a) upon personal delivery, (b) on report of successful transmission by facsimile machine that automatically generates a printed report indicating whether transmission was completed successfully, at the conclusion of each transmission, (c) on the first Business Day after receipted delivery to a courier service which guarantees next business-day delivery, under circumstances in which such guaranty is

7.

applicable, or (d) on the earlier of delivery or five (5) Business Days after mailing by United States certified by mail, postage and fees prepaid, to the appropriate party at the address set forth below or to such other address as the part so notifies the other in writing:
     (a) if to Aradigm, to:
Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Telephone: (510) 265-8850
Facsimile: (510) 265-0277
Attention: Chairman and Chief Executive Officer
with a copy to:
Cooley Godward llp
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: James C. Kitch, Esq.
Facsimile: (650) 849-7400
     (b) if to Novo Nordisk and/or Novo Nordisk Pharmaceuticals, Inc., to:
Novo Nordisk Pharmaceuticals, Inc.
100 College Road West
Princeton, New Jersey 08540
Attention: Phil Fornecker, Chief Financial Officer
Telephone: (609) 989-5800
Telefax: (609) 987-2792
Novo Nordisk A/S
Novo Alle
DK-2880 Bagsvaerd
Denmark
Attention: General Counsel
Telephone: +45 44 44 88 88
Telefax: +45 44 42 18 30
or to such other addresses and telecopier numbers as may from time to time be notified by either party to the other hereunder.
     5.8 Information Confidential. Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. acknowledge that any non-public information regarding Aradigm received by them pursuant hereto is confidential and for their use only, and they will refrain from using such information or disclosing or disseminating such information to any other person (other than their employees, affiliates, agents, or partners having a need to know the contents of such information and their attorneys, in each case who are made aware of this Section 5.8), except in connection with the

8.

exercise of rights under this Agreement, unless such information (i) becomes available to the public generally, (ii) was or becomes available to Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc. on a non-confidential basis from a source other than Aradigm, which source is or was (at time of receipt of the relevant information) not, to the best of their knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) Aradigm or (iii) is required to be disclosed by a Governmental Authority (as such term is defined in the Restructuring Agreement).
     5.9 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to its successors or assigns by reason of a failure to perform any of the obligations under Section 4 of this Agreement and agree that the terms of Section 4 of this Agreement shall be specifically enforceable. If any party hereto or its successors or assigns institutes any action or proceeding to specifically enforce the provisions of Section 4 of this Agreement, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such successor or assign has an adequate remedy at law, and such party shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
     5.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9.

     The foregoing Agreement is hereby executed as of the date first above written.

Aradigm Corporation		Novo Nordisk A/S

By:	/s/ Richard P. Thompson	By:	/s/ Per Valstorp

	Richard P. Thompson		Name: Per Valstorp
	Chairman		Title: Senior Vice President, Product Supply

Novo Nordisk Inc.
(formerly known as Novo Nordisk Pharmaceuticals, Inc.)

		By:	/s/ James C. Shehan

Name: James C. Shehan
Title: Secretary
[Signature page to Amended and Restated Stock Purchase Agreement]

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